Exhibit 99.1

Lakeland Bancorp Receives Preliminary Approval to Participate in the U.S. Treasury Capital

Purchase Program

Oak Ridge, New Jersey – December 16, 2008 – Lakeland Bancorp, Inc. (NASDAQ: LBAI ) (“Lakeland”), the holding company for Lakeland Bank, today announced that it has received preliminary approval to participate in the U.S. Treasury Department’s TARP Capital Purchase Program.

On December 15, 2008, Lakeland was advised by the Treasury that Lakeland’s application under the Program preliminarily was approved on December 11, 2008 for the sale and issuance to the Treasury of up to $59 million in Lakeland nonvoting senior preferred stock, plus warrants to purchase Lakeland common shares with an aggregate market price equal to fifteen percent of the senior preferred investment. The Lakeland common stock underlying the warrants represents approximately four percent of Lakeland’s outstanding common shares at September 30, 2008. The exercise price of the warrants will be $9.32, which is based on the average of closing prices of the common stock on the 20 trading days ending on November 10, 2008, the last trading day prior to the date that the Treasury approved Lakeland’s Capital Purchase Program application. Lakeland’s senior preferred shares will pay a cumulative dividend rate of five percent per annum for the first five years and will reset to a rate of nine percent per annum after year five.

Although its capital ratios were well in excess of those required to be considered “well-capitalized” under federal banking regulations as of September 30, 2008, Lakeland applied to participate in the Program to take advantage of the attractive low cost capital being offered. Lakeland’s board and management believe that the amount and cost of the capital being offered under the Treasury’s Program is significantly larger and more attractive than may otherwise be available in the capital markets currently or in the near term. Lakeland intends to use the capital it receives under the Program primarily for its commercial and consumer lending businesses and for other general corporate purposes.

“We believe that Treasury’s approval of Lakeland to participate in the Capital Purchase Program is reflective of our financial strength and presents us with a unique opportunity to obtain very attractive, low-cost capital that will enhance our ability to continue to grow and meet the opportunities and challenges in today’s volatile environment. This further confirms that Lakeland is, and will continue to be, a well-capitalized and financially sound community bank,” said Thomas Shara, Lakeland’s President and CEO.

Participation in the Program requires that Lakeland adopt an amendment to its certificate of incorporation to authorize the issuance of preferred stock. Lakeland plans to hold a special meeting of shareholders for the purpose of voting to approve the amendment. Currently, Lakeland’s certificate of incorporation does not authorize the issuance of preferred stock. Lakeland intends to file with the Securities and Exchange Commission a preliminary proxy statement relating to the special meeting, and will send a definitive proxy statement to shareholders as soon thereafter as possible.

The closing of Treasury’s purchase under the Program is subject to certain conditions, including among others, amending Lakeland’s certificate of incorporation and executing definitive documentation.

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of approximately $2.6 billion and forty-eight (48) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.

FORWARD-LOOKING STATEMENTS

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: whether Lakeland and the Treasury close on the issuance of the preferred stock and warrants under the Capital Purchase Program; operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with amending its certificate of incorporation to authorize the issuance of preferred stock, Lakeland will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Lakeland’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lakeland at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, or by telephone to 973-697-2000.

Lakeland and its directors and officers may be deemed to be participants in the solicitation of proxies from Lakeland’s shareholders with respect to the amendment to the certificate of incorporation. Information about Lakeland’s directors and officers and their ownership of Lakeland’s Common Stock is set forth in Lakeland’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the special meeting at which shareholders will consider the amendment to the certificate of incorporation when the proxy statement becomes available.